EXHIBIT 99.1

                             P R E S S R E L E A S E

            DYNAGEN, INC. TO ACQUIRE SUPERIOR PHARMACEUTICAL COMPANY

              - Acquisition to Generate $30 million revenue base -


         CAMBRIDGE, MA, March 10, 1997 -- DynaGen, Inc. (NASDAQ:DYGN;BSE:DYG) today announced that it has entered into a definitive agreement to acquire the stock of Superior Pharmaceutical Company (Superior) of Cincinnati, Ohio. Superior, a privately-held company, markets and distributes generic pharmaceutical products to independent, retail chain and institutional pharmacies.

         Superior has its primary operations in Cincinnati, Ohio, where it employs 65 people, and has 40,000 square feet of office, warehouse and distribution space. The company reported 1996 sales of $32 million with pre-tax income of over $3.0 million. Its rapid revenue growth over the past several years has resulted in it being included in Inc. Magazine's prestigious Inc. 500 list three times in the past four years, which recognizes the fastest growing privately-held companies in the United States. In addition, Superior has been the recipient of the "Crescendo Award" five years in a row, an award presented to the top 50 fastest growing companies in the greater Cincinnati area.

         Under the terms of the agreement, DynaGen will pay Superior's shareholders a total of $16.5 million, consisting of $6.5 million in cash to be paid at the closing, $5 million in three-year notes and 1,666,666 shares of DynaGen Common Stock. The shareholders may also receive certain incentive payments based on Superior's performance during the three years following the close of the transaction. In addition, DynaGen will assume the existing debt of Superior, consisting principally of an asset-based line of credit and trade payables. The successful completion of the transaction is subject to obtaining satisfactory equity and debt financing. The companies expect to close this transaction in the next 60 days.

         "The acquisition of Superior Pharmaceutical Company is another important element of our long-term strategy to create an integrated multisource drug business with a strong distribution base in the U.S. drugstore market. We believe there are not only opportunities to expand the operations of Superior, but to also enjoy the benefits of vertical integration with our Able Laboratories' drug manufacturing division," said Dr. Indu Muni, President and Chief Executive Officer of DynaGen. "We plan to continue to seek strategic opportunities in the raw material supply, manufacturing, specialty packaging, distribution and drug development areas to build our multisource business into a major profitable revenue source for DynaGen."





         "We are pleased to enter into this strategic alliance with DynaGen, especially at a time when the multisource drug industry is experiencing a consolidation phase," said Mr. Dennis Smith, President and Chief Executive Officer of Superior Pharmaceuticals Company. "We believe that the integration of Able Laboratories' manufacturing capabilities with Superior will add to DynaGen's opportunities for revenues, profitability, and, most importantly, provide market feedback to support new product development strategies."

         DynaGen, Inc., a healthcare company founded in 1988, develops and markets therapeutic and diagnostic products for human healthcare.

         Any statements which are not historical facts contained in this press release are forward-looking statements that involve risks and uncertainties. Please refer to the risk factors identified in the Company's recent report on Form 10-K. There can be no assurance that the anticipated benefits from this acquisition will be realized. The integration of Superior will require substantial attention from management, many of whom have limited experience in integrating acquisitions. The diversion of management's attention, the process of integrating the businesses and any difficulties encountered in the transition process could cause an interruption of business, and could have a material adverse effect on the Company's operations and financial performance. Finalization of the acquisition of Superior Pharmaceutical Company by DynaGen will depend on the availability of adequate financing.


Contacts:
Robert Moore                                         Investor Relations
L.G. Zangani, Inc.                                   DynaGen, Inc.
(908) 788-9660                                       (617) 491-2527